Exhibit 23.3

Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece

17th April, 2012

Dear Sir/Madam:

Reference is made to Amendment No. 1 to the Form F-1 registration statement (the "Registration Statement"), relating to the public registration of common shares of Top Ships Inc. (the "Company").  We hereby consent to all references to our name in the Registration Statement, including the use of the information supplied by us set forth in the section entitled "Risk Factors," and "The International Tanker Shipping Industry."  We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

♦	We have accurately described the international tanker shipping industries; and

♦
Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the tanker shipping industries.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled "Experts."

Yours sincerely

/s/ Nigel Gardiner

Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd